                                                                  EXHIBIT 10.32





                         MANAGEMENT SERVICES AGREEMENT


                                 BY AND BETWEEN


                                  EMCARE, INC.

                             A DELAWARE CORPORATION


                                      AND



               EMERGENCY PHYSICIANS OF NORTHERN CALIFORNIA, INC.
                     A CALIFORNIA PROFESSIONAL CORPORATION




                          EFFECTIVE SEPTEMBER 1, 1996

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                               TABLE OF CONTENTS

                                                                                                                     PAGE NO.
     ARTICLE I.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Budget  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Business Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Business Manager Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Existing Billing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

        Existing Billing Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Gross Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Legal Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Management Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Medical Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Medical Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

        Medical Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

        Net Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

        Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

        Office Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

        Operating Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


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
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
        Physician . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Physician Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Physician Group Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Physician Group Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Physician Group Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Practice Territory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        State . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

        Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

     ARTICLE II.     APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER  . . . . . . . . . . . . . . . . . . . . . . . . . . 6

        Section 2.1 Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

        Section 2.2 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

        Section 2.3 Patient Referrals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

        Section 2.4 Internal Management of Physician Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

        Section 2.5 Practice of Medicine  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

     ARTICLE III.     COVENANTS AND RESPONSIBILITIES CONCERNING BUSINESS MANAGER  . . . . . . . . . . . . . . . . . . . 7

        Section 3.1 Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

        Section 3.2 Support Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

        Section 3.3 Quality Assurance, Risk Management, and Utilization Review  . . . . . . . . . . . . . . . . . . . . 7

        Section 3.4 Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

        Section 3.5 Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

        Section 3.6 Contract Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

        Section 3.7 Billing and Collection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

        Section 3.8 Physician Group Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

        Section 3.9 Fiscal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (a) Accounting and Financial Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10





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
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
                 (b) Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

        Section 3.10 Reports and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (a) Medical Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (b) Other Reports and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

        Section 3.11 Recruitment of Physician Group Physicians  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

        Section 3.12 Confidential and Proprietary Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

        Section 3.13 Business Manager's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

        Section 3.14 No Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

        Section 3.15 Additional Obligations of Business Manager . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     ARTICLE IV.     COVENANTS AND RESPONSIBILITIES CONCERNING PHYSICIAN GROUP  . . . . . . . . . . . . . . . . . . .  13

        Section 4.1 Organization and Operation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

        Section 4.2 Physician Group Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (a) Physician Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b) Non-physician Health Care Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

        Section 4.3 Professional Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

        Section 4.4 Medical Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

        Section 4.5 Exclusive Authority of the Physician Group  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

        Section 4.6 Peer Review and Quality Assurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

        Section 4.7 Physician Group's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

        Section 4.8 Confidential and Proprietary Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

        Section 4.9 Non-competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

        Section 4.10 Name, Trademark  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

        Section 4.11 Lease Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     ARTICLE V.     FINANCIAL ARRANGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

        Section 5.1 Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

        Section 5.2 Year-End Adjustment to Management Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

        Section 5.3 Reasonable Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





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
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
        Section 5.4 Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

        Section 5.5 Dispute Regarding Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

        Section 5.6 Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

        Section 5.7 Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     ARTICLE VI.     TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

        Section 6.1 Initial and Renewal Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

        Section 6.2 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (a) Termination By Business Manager for Cause  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (b) Termination by Business Manager Without Cause  . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (c) Termination by Physician Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (d) Termination by Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (e) Legislative, Regulatory or Administrative Change . . . . . . . . . . . . . . . . . . . . . . . .  20

        Section 6.3 Effects of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

        Section 6.4 Repurchase Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

        Section 6.5 Repurchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

        Section 6.6 Closing of Repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     ARTICLE VII.     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

        Section 7.1 Physician Group Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

        Section 7.2 Business Manager Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

        Section 7.3 Administrative Services Only  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

        Section 7.4 Status of Contractor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

        Section 7.5 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

        Section 7.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

        Section 7.7 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

        Section 7.8 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (a) Arbitrators  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (b) Applicable Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

        Section 7.9 Waiver of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.10 Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
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
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
        Section 7.11 Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.12 Additional Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.13 Consents, Approvals, and Exercise of Discretion  . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.14 Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.15 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

        Section 7.16 Divisions and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

        Section 7.17 Amendments and Agreement Execution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

        Section 7.18 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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

                         MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is made and entered into effective as of September 1, 1996 (the "Effective Date"), by and between EmCare, Inc., a Delaware corporation, ("Business Manager"), and Emergency Physicians of Northern California, Inc., a California professional corporation ("Physician Group").

                                    RECITALS

         This Agreement is made with reference to the following facts:

         A. Physician Group is a validly existing California professional corporation, formed for and engaged in the conduct of a medical practice and the provision of Medical Services (hereinafter defined) through individual physicians who are licensed to practice medicine in the State of California and who are employed or otherwise retained by Physician Group.

         B. Business Manager is a duly formed and validly existing Delaware corporation, which is in the business of managing the non-medical aspects of physician practices.

         C. Physician Group desires to focus its energies, expertise and time on the practice of medicine and on the delivery of medical services to patients, and to accomplish this goal it desires to delegate the increasingly complex business functions of its medical practice to persons with business expertise.

         D. Physician Group wishes to engage Business Manager to provide such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the non-medical aspects of Physician Group's medical practice in the Practice Territory (as defined below), and Business Manager desires to provide such services all upon the terms and conditions hereinafter set forth.

         E. Physician Group and Business Manager have determined a fair market value for the services to be rendered by Business Manager, and based on this fair market value, desire to enter into this Agreement so that each party to this Agreement may devote its skills and expertise to the appropriate responsibilities and functions set forth herein.

         F. Business Manager is willing to commit significant resources to Physician Group based upon the representations and warranties of Physician Group that the current members of Physician Group will continue to practice medicine for Physician Group in the Practice Territory for _______(__) years from the Effective Date.

         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the parties agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used:

         Adjustments shall mean any adjustments in accordance with GAAP for uncollectible accounts, Medicare, and other payor contractual adjustments, discounts, workers' compensation adjustments, professional courtesies, and other reductions in collectible revenue that result from activities that do not result in collectible charges.

         Affiliate shall mean any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity. The term "control" shall mean the ownership or the power to vote twenty-five percent (25%) or more of the outstanding voting securities or interests of such other person.

         Agreement shall mean this Agreement by and between Physician Group and Business Manager and any amendments to this Agreement.

         Budget shall mean an operating budget and capital expenditure budget for each Operating Year as prepared by Business Manager and approved by Physician Group.

         Business Manager shall mean EmCare, Inc., a Delaware corporation, or any entity that succeeds to the interests of EmCare, Inc. and to whom the obligations of Business Manager are assigned and transferred.

         Business Manager Default shall have the meaning ascribed to it in
Section 6.2(c).

         Confidential Information shall mean any information of Business Manager or Physician Group, as appropriate (whether written or oral), including all business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of the Business Manager or of Physician Group, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Confidential Information does not include any information that the receiving party can establish (i) is or becomes generally available to and known by the public or medical community (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its Affiliates, advisors, or Representatives); (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its Affiliates or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge; or (iii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

         Effective Date shall mean the date of this Agreement as set forth in the introductory paragraph of this Agreement.

         Existing Billing Agreement shall have the meaning ascribed to it in
Section 3.7.

         Existing Billing Company shall have the meaning ascribed to it in
Section 3.7.

         GAAP mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. For purposes of this Agreement, GAAP shall be applied on an accrual basis in a manner consistent with the historic practices of the person to which the term applies.

         Governmental Authority shall mean the United States, State of California, and any political or other subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or instrumentality of any of them which now or hereafter has jurisdiction over the Business Manager, the performance of Management Services, the Physician Group or the performance of Medical Services by the Physician Group.

         Gross Revenue in any respect of any period shall mean all revenues, receipts and income of the Physician Group during such period, as determined by GAAP.

         Legal Requirements shall mean any law, ordinance, order, rule or regulation of any Governmental Authority.

         Management Fee in respect of any period shall mean an amount equal to Net Revenue for such period minus Physician Group Expense for such period.

         Management Services shall mean the business, administrative, and management services to be provided to Physician Group by Business Manager, including, without limitation, the administration and performance of all services required under the Medical Contracts (other than the performance of Medical Services), the provision of supplies, support services, non-medical personnel, any necessary office space, management, administration, financial recordkeeping and reporting, and other business office services.

         Medical Assets shall mean Physician Group's right, title and interest in and to (i) any drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or any other governmental authorization held by a licensed health care provider as specified under any Legal Requirement, (ii) any records of identity, diagnosis, evaluation or treatment of patients, (iii) any insurance policies covering or relating to medical malpractice, (iv) any franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the other Medical Assets, and (v) any contract or agreement that requires performance by a licensed health care provider under any Legal Requirement.

         Medical Contracts shall mean (i) Emergency Medicine Agreement dated June 1, 1994, by and between Hazel Hawkins Memorial Hospital at Hollister, California, and Physician Group; (ii) Emergency Physicians Agreement dated March 27, 1995, by and between Good Samaritan Health System dba San Jose Medical Center and Physician Group; (iii) Agreement between the County of Santa Clara and Physician Group relating to the provision of emergency physician services to Santa Clara Valley Medical Center, executed and delivered by the Physician Group on February 13, 1996, to the County of Santa Clara; (iv) Health Care Services Agreement dated September 1, 1995, by and between San Jose Medical Clinic, Inc. dba San Jose Medical Group, a California professional corporation, and Physician Group; (v) Service Agreement between Santa Clara Valley Health and Hospital System and Community Health Services and Physician Group relating to the provision of supplemental provider services, executed and delivered by the Physician Group on February 13, 1996; (vi) Agreement dated June 24, 1992, by and between Stanford University Hospital and Physician Group; (vii) Agreement dated January 1, 1995, by and between Acorn Personnel Agency, Inc. and Physician Group; and (viii) any and all other contracts now or hereafter entered into by Physician Group providing for the provision of medical services and administrative services related thereto, and any and all amendments, restatements, extensions, substitutions and modifications of any of the foregoing described agreements.

         Medical Services shall mean medical care and services, including but not limited to emergency department services and all related health care services provided by Physician Group through Physician Group's Physicians and other health care providers that are retained by or professionally affiliated with Physician Group.

         Net Revenue in respect of any period shall mean Gross Revenue for such period minus Adjustments for such period.

         Office shall mean any office space, clinic, facility, including satellite facilities, that Business Manager shall own or lease or otherwise procure for the use of Physician Group.

         Office Expense shall mean all operating and non-operating expenses incurred by the Business Manager in the provision of Management Services by the Business Manager. All Office Expenses shall be determined in accordance with GAAP. Without limitation, Office Expense shall include:

         (a) the salaries, benefits, and other direct costs of all employees of Business Manager at the Office and the salaries, benefits, and other direct costs of the non-physician employees of Physician Group, but not any amounts paid to, or benefits or other direct costs of the Physicians or physician assistants or nurse practitioners employed or retained by the Physician Group;

         (b) the direct cost of any employee or consultant that provides services at or in connection with the Office for improved clinic performance, such as management, billing and collections, business office consultation, accounting and legal services, but only when such services are approved in advance by Business Manager;

         (c) reasonable recruitment costs and out-of-pocket expenses of Business Manager or Physician Group associated with the recruitment of additional physician employees of Physician Group;

         (d) comprehensive and general liability insurance covering the Office and employees of Business Manager at the Office;

         (e) the expense of using, leasing, purchasing or otherwise procuring the Office and related equipment, including depreciation;

         (f) the cost of capital (whether as actual interest on indebtedness incurred on behalf of Physician Group or as reasonable imputed interest on capital advanced by Business Manager pursuant to Section 5.4 of this Agreement or otherwise, which shall be equal to the average cost of borrowing by Business Manager as reflected on its most recent published financial statements);

         (g) the reasonable travel expenses associated with attending meetings, conferences, or seminars to benefit Physician Group; and

         (h) the cost of office supplies, other than office supplies owned by Physician Group on the date of this Agreement.

         Operating Year shall mean each twelve (12) month period during the Term commencing on January 1 and ending on December 31, except that the first Operating Year shall be that period commencing on the Effective Date and ending on the next succeeding December 31. In the event that this Agreement shall terminate on a date other than December 31, the last Operating Year hereunder shall end on the date of termination.

         Physician shall mean each individually licensed physician who is employed or otherwise retained by or associated with Physician Group, each of whom shall meet at all times the qualifications described in Section 4.2 and
Section 4.3.

         Physician Group shall mean Emergency Physicians of Northern California, Inc., a California professional corporation.

         Physician Group Account shall have the meaning ascribed to it in
Section 3.7 of this Agreement.

         Physician Group Default shall have the meaning ascribed to it in
Section 6.2(a).

         Physician Group Expense shall mean (i) the consideration, salaries, benefits, and other direct costs of Physicians employed or retained by Physician Group pursuant to agreements with such Physicians in the form of
Exhibit 4.1 and Section 4.2(a); (ii) the salaries and benefits of physician assistants and nurse practitioners employed or retained by the Physician Group;
(iii) state and federal income taxes of Physician Group; (iv) malpractice insurance expenses for Physicians, physician assistants, nurse practitioners and other caregivers; (v) any interest expense incurred pursuant to Section 5.4 of this Agreement; and (vi) any other expense reasonably designated by Business Manager as a Physician Group Expense. The Physician Group, and not Business Manager is financially liable for all Physician Group Expense. In the event Physician Group incurs consulting, accounting, or legal fees without coordinating such engagement through Business Manager, all fees and expenses so incurred shall be Physician Group Expenses. Physician Group, and not Business Manager, shall be financially liable for the payment of Physician Group Expense.

         Practice Territory shall mean the geographic area within the County of Santa Clara, California, representing the geographic boundaries of the medical practice conducted by Physician Group.

         Representatives shall mean a party's officers, directors, employees, or other agents, representatives or advisors.

         State shall mean the State of California.

         Term shall mean the initial and any renewal periods of duration of this Agreement as described in Section 6.1.

                                  ARTICLE II.
                 APPOINTMENT AND AUTHORITY OF BUSINESS MANAGER

         Section 2.1 Appointment. Physician Group hereby appoints Business Manager as its sole and exclusive agent for the management, and administration of the business functions and business affairs of Physician Group, and Business Manager hereby accepts such appointment, subject at all times to the provisions of this Agreement.

         Section 2.2 Authority. Consistent with the provisions of this Agreement, Business Manager shall have the responsibility and commensurate authority to provide Management Services to Physician Group. Subject to the terms and conditions of this Agreement, Business Manager is hereby expressly authorized to provide the Management Services in any reasonable manner Business Manager deems appropriate to meet the day-to-day requirements of the business functions of Physician Group. Moreover, Business Manager, acting alone and without the joinder of Physician Group or any other party, shall have the sole and exclusive authority to sell, transfer or encumber all or any part of the assets (other than Medical Assets) of the Physician Group. Subject to the provisions of this Agreement, Business Manager is also expressly authorized to negotiate and execute on behalf of Physician Group contracts that do not relate to the provision of Medical Services. The parties acknowledge and agree that Physician Group, through its Physicians, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Medical Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of Physicians. Business Manager shall have and exercise absolutely no control or supervision over the provision of Medical Services.

         Section 2.3 Patient Referrals. Business Manager and Physician Group agree that the benefits to Physician Group hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service offered by Business Manager to patients of Physician Group in any facility, laboratory, or health care operation controlled, managed, or operated by Business Manager.

         Section 2.4 Internal Management of Physician Group. Matters involving the internal management, control, or finances of Physician Group, including specifically the allocation of professional income among the members and Physician employees of Physician Group, tax planning, and investment planning, shall remain the responsibility of Physician Group and the members of Physician Group.

         Section 2.5 Practice of Medicine. The parties acknowledge that Business Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine. To the extent any act or service herein required by Business Manager should be construed to constitute the practice of medicine by any Governmental Authority, the requirement to perform that act or service by Business Manager shall be deemed waived and unenforceable.

                                  ARTICLE III.
           COVENANTS AND RESPONSIBILITIES CONCERNING BUSINESS MANAGER

         During the Term, Business Manager shall provide all Management Services as are necessary and appropriate for the day-to-day administration of the business aspects of Physician Group's operations, including without limitation those set forth in this Article III in accordance with all Legal Requirements.

         Section 3.1      Office.

         (a) To the extent deemed necessary and appropriate by Business Manager, in its sole discretion, taking into consideration the professional concerns of Physician Group, Business Manager shall lease, acquire, or otherwise procure an Office in a location or locations reasonably acceptable to Physician Group, and the expenses associated with such lease, acquisition, or procurement shall be Office Expenses. Any Office procured by Business Manager for the use by Physician Group shall be procured at commercially reasonable rates.

         (b) Business Manager shall provide all non-medical equipment, fixtures, office supplies, furniture and furnishings deemed reasonably necessary by Business Manager for the operation of the Office and reasonably necessary for the provision of Medical Services.

         (c) Business Manager shall be responsible for the repair and maintenance of the Office, consistent with Business Manager's responsibilities under the terms of any lease or other use arrangement, and for the repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the negligence or willful misconduct of Physician Group, its Physicians or other personnel employed by Physician Group, the repair or replacement of which shall be a Physician Group Expense and not an Office Expense.

         Section 3.2 Support Services. Business Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the provision of services by Physician Group pursuant to the Medical Contracts.

         Section 3.3 Quality Assurance, Risk Management, and Utilization Review. Business Manager shall assist Physician Group and the various hospitals and other parties to the Medical Contracts in the implementation of procedures to ensure the consistency, quality, appropriateness, and medical necessity of Medical Services provided by Physician Group, and shall provide administrative support for Physician Group's overall quality assurance, risk management, and utilization review programs. Business Manager shall perform these tasks in a manner to ensure the confidentiality and non-discoverability of these program actions to the fullest extent allowable under state and federal law.

         Section 3.4 Licenses and Permits. Business Manager shall, on behalf of and in the name of Physician Group, apply for and use reasonable efforts to obtain and maintain all licenses and regulatory permits required by any Legal Requirements for or in connection with the operation of Physician Group, other than those relating to the practice of medicine or the administration of drugs by Physicians retained by or associated with Physician Group.

         Section 3.5      Personnel.  Except as specifically provided in
Section 4.2(b) of this Agreement, Business Manager shall employ or otherwise retain and shall be responsible for selecting, hiring, training, supervising, and terminating, all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other non-professional personnel as Business Manager deems reasonably necessary and appropriate for Business Manager's performance of its duties and obligations under this Agreement. Consistent with reasonably prudent personnel management policies, Business Manager shall seek and consider the advice, input, and requests of Physician Group in regard to personnel matters. Business Manager shall have sole responsibility for determining the salaries and providing such fringe benefits, or for withholding, as required by any Legal Requirements including any sums for income tax, unemployment insurance, social security.

         Section 3.6 Contract Negotiations. Business Manager shall advise Physician Group with respect to and negotiate, either directly or on Physician Group's behalf, as appropriate, all contractual arrangements with third parties as are reasonably necessary and appropriate for Physician Group's provision of Medical Services, including, without limitation, negotiated price agreements with third party payors, alternative delivery systems, or other purchasers of group health care services.

         Section 3.7 Billing and Collection. On behalf of and for the account of Physician Group, Business Manager shall establish and maintain credit and billing and collection policies and procedures, and shall use Business Manager's reasonable best efforts to timely bill and collect all professional and other fees for all billable Medical Services provided by Physician Group. Business Manager shall advise and consult with Physician Group regarding the fees for Medical Services provided by Physician Group; it being understood, however, that Physician Group shall establish the fees to be charged for Medical Services and that Business Manager shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 6.3), Physician Group hereby grants to Business Manager an exclusive special power of attorney and appoints Business Manager as Physician Group's exclusive true and lawful agent and attorney-in-fact, and Business Manager hereby accepts such special power of attorney and appointment, for the following purposes:

         (a) To bill Physician Group's patients, in Physician Group's name and on Physician Group's behalf, for all billable Medical Services provided by Physician Group to patients.

         (b) To bill, in Physician Group's name and on Physician Group's behalf, all claims for reimbursement or from Blue Shield/Blue Cross, insurance companies, Medicare, Medicaid, and all other third party payors or fiscal intermediaries for all covered billable Medical Services provided by Physician Group to patients.

         (c) To collect and receive, in Physician Group's name and on Physician Group's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts.

         (d) To deposit into one or more accounts with a financial institution selected by Manager and approved by Physician Group (the "Physician Group Account") all revenues, receipts and accounts receivable collected by Business Manager on behalf of Physician Group. Physician Group covenants to transfer and deliver to Business Manager all funds received by Physician Group from patients or third party payors for Medical Services. Upon receipt by Business Manager of any funds from patients or third party payors or from Physician Group for Medical Services, Business Manager shall immediately deposit same into the Physician Group Account.

         (e) To take possession of, endorse in the name of Physician Group, and deposit into the Physician Group Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Medical Services.

         (f) To sign checks, drafts, bank notes or other instruments on behalf of Physician Group, and to make withdrawals from the Physician Group Account for the payment of Office Expenses, Physician Group Expenses or other cost and expenses as specified in this Agreement.

         Upon request of Business Manager, Physician Group shall execute and deliver to the financial institution wherein the Physician Group Account is maintained, such additional instruments as may be necessary to evidence or effect the special power of attorney granted to Business Manager by Physician Group pursuant to this Section 3.7 and Section 3.8 of this Agreement. Business Manager and Physician Group acknowledge that pursuant to that certain agreement (the "Existing Billing Agreement") dated _______________, 1996, by and between ____________________________ (the "Existing Billing Company") and Physician Group, the Existing Billing Company bills and collects for all Medical Services provided by Physician Group. So long as the Billing Agreement is in full force and effect, Business Manager shall administer the provision of services thereunder and shall, on behalf of Physician Group, have the right to enforce the terms and provisions of the Existing Billing Agreement and exercise all rights and options granted to Physician Group thereunder, including but not limited to the right to terminate the Existing Billing Agreement.

         Section 3.8 Physician Group Account. Business Manager shall have access to the Physician Group Account solely for the purposes stated herein and shall use all funds on deposit therein to pay all Office Expenses and Physician Group Expenses in accordance with the terms of this Agreement. In connection herewith, throughout the Term (and thereafter as provided in Section 6.3), Physician Group hereby grants to Business Manager an exclusive special power of attorney and appoints Business Manager as Physician Group's exclusive true and lawful agent and attorney-in- fact, and Business Manager hereby accepts such special power of attorney and appointment, to deposit into the Physician Group Account all funds, fees, and revenues generated from the Physician Group's provision of Medical Services and collected by Business Manager, and to make withdrawals from Physician Group Account for payments specified in this Agreement and as requested from time-to-time by Physician Group. The special power of attorney granted in Section 3.7 and in this Section may be revoked by the Physician Group at any time, but such revocation shall constitute a breach of this Agreement. Such special power of attorney shall expire when this Agreement has been terminated, all accounts receivable purchased by Business Manager have been collected, and all Management Fees and other sums due to Business Manager under this Agreement have been paid. If Business Manager assigns this Agreement in compliance with Section 7.7 of this Agreement, Physician Group shall execute a special power of attorney in favor of the assignee containing substantially the same terms and provisions as this Section
3.8. Notwithstanding any provision herein to the contrary, Physician Group shall not draw checks or make any other withdrawals from the Physician Group Account. The payment of Office Expenses and Physician Group

Expenses from the Physician Group Account shall be made in such order and priority as Business Manager shall determine in its reasonable business judgment.

         Section 3.9      Fiscal Matters.

         (a) Accounting and Financial Records. Business Manager shall establish and administer accounting policies, procedures, controls and systems (including accounts payable and payroll) for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business prepared and maintained in accordance with GAAP. Business Manager shall prepare and deliver to Physician Group, within one hundred fifty (150) days of the end of each Operating Year, a balance sheet and a profit and loss statement reflecting the financial status of Physician Group in regard to the provision of Medical Services as of the end of such Operating Year, all of which shall be prepared in accordance with GAAP consistently applied. Business Manager shall calculate the amount of Office Expense, Physician Group Expense, Gross Revenue, Net Revenue, and the amount of the Management Fee for the preceding Operating Year. Such calculations, unless objected to in writing within thirty (30) days after receipt thereof, shall be conclusive and binding on Business Manager and Physician Group. If Business Manager and Physician Group cannot agree on such calculations, such calculations shall be submitted to the certified public accounting firm described above, whose calculations and determinations of such items shall be binding on Business Manager and Physician Group. Business Manager shall also prepare or assist in the preparation of any other financial statements or records as Physician Group may reasonably request.

         (b)     Tax Matters.

                 (1) In General. Business Manager shall have no obligation to prepare or arrange for the preparation of any tax returns or reports required of Physician Group.

                 (2) Sales and Use Taxes. Business Manager and Physician Group acknowledge and agree that to the extent that any of the services to be provided by Business Manager hereunder may be subject to any state sales and use taxes, Business Manager may have a legal obligation to collect such taxes from Physician Group and to remit same to the appropriate tax collection authorities. Physician Group agrees to pay in addition to the payment of the Management Fee, the applicable state sales and use taxes in respect of the portion of the Management Fees attributable to such services.

         Section 3.10     Reports and Records.

         (a) Medical Records. Business Manager shall establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all medical records generated by Physician Group in connection with Physician Group's provision of Medical Services; and, subject to applicable Legal Requirements, shall ensure that medical records are promptly available to Physicians and any other appropriate persons. All such medical records shall be retained and maintained in accordance with all Legal Requirements relating to the confidentiality and retention thereof. All medical records shall be and remain the property of Physician Group.

         (b) Other Reports and Records. Business Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for

Physician Group's provision of Medical Services, and shall be prepared to analyze and interpret such reports and records upon the reasonable request of Physician Group.

         Section 3.11 Recruitment of Physician Group Physicians. Business Manager shall perform all administrative services reasonably necessary and appropriate to recruit potential physician personnel to be retained by Physician Group. Business Manager shall provide Physician Group with model agreements to document Physician Group's employment, retention or other service arrangements with such individuals. Physician Group shall have the sole and complete responsibility to interview, select, contract with, supervise, control and terminate all Physicians performing Medical Services or other professional services, and Business Manager shall have no authority whatsoever with respect to such activities.

         Section 3.12     Confidential and Proprietary Information.

         (a) Business Manager will not disclose any Confidential Information of Physician Group to other persons without Physician Group's express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Physician Group, and Business Manager will keep such Confidential Information confidential and will ensure that its Affiliates and advisors who have access to such Confidential Information comply with these non-disclosure obligations; provided, however, that Business Manager may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Agreement, it being understood and agreed to by Business Manager that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by Business Manager not to disclose to any other person any Confidential Information. Business Manager agrees to be responsible for any breach of this Section by its Affiliates or Representatives. If Business Manager is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with Physician Group or its Affiliates, or Representatives, Business Manager will (i) provide Physician Group will prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Physician Group may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with Physician Group as to the advisability of Physician Group taking legally available action to resist or narrow such request. Business Manager further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder Business Manager is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning Physician Group to any tribunal legally authorized to request and entitled to receive such Confidential Information or to stand liable for contempt or suffer other censure or penalty, Business Manager may disclose or produce such Confidential Information to such tribunal without liability hereunder; provided, however, that Business Manager shall give Physician Group written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

         (b) Notwithstanding clause (a) above, Business Manager may share, subject to the restrictions of this Section, with other professional corporations, associations, medical practices, or health care delivery entities the practice statistics of Physician Group, including data concerning utilization review, quality assurance, cost, outcomes, or other practice. Such information shall only be disclosed to other medical groups with whom

Business Manager has a management relationship or to managed care providers or other third party payors or financial analysts and underwriters. In addition, Business Manager may disclose all practice-related information necessary or desirable in connection with any public or private offering of any securities of Business Manager or any of its Affiliates. No such information will disclose or divulge patient identifying information or, to the extent possible, physician identifying information.

         Section 3.13 Business Manager's Insurance. Throughout the Term, Business Manager shall, as an Office Expense, obtain and maintain with commercial carriers, through self-insurance or some combination thereof, appropriate worker's compensation coverage for personnel employed by Business Manager pursuant to this Agreement, and professional, casualty and comprehensive general liability insurance covering Business Manager, Business Manager's personnel, and all of Business Manager's equipment in such amounts, on such basis and upon such terms and conditions as Business Manager deems appropriate. Business Manager may also carry, as an Office Expense, key person life and disability insurance on any member or Physician employee of Physician Group in amounts determined reasonable and sufficient by Business Manager. Business Manager shall be the owner and beneficiary of any such insurance.

         Section 3.14 No Warranty. Physician Group acknowledges that Business Manager has not made and will not make any express or implied warranties or representations that the services provided by Business Manager will result in any particular amount or level of medical practice or income to Physician Group.

         Section 3.15 Additional Obligations of Business Manager. In addition to the duties and obligations specified above, Business Manager shall perform the following:

         (a) Within a reasonable period of time after execution of this Agreement, Business Manager shall, as an Office Expense, develop and implement data gathering and processing capabilities designed to assist Physician Group in managing the cost of providing Medical Services by Physician Group. Business Manager shall use such capabilities and the information obtained therefrom to assist Physician Group in obtaining and maintaining managed care contracts (including, but not limited to, capitation and global pricing arrangements).

         (b) Business Manager shall, as an Office Expense, develop for Physician Group and assist Physician Group in implementing outcomes management and work management systems and other protocols to enable Physician Group to achieve greater efficiencies in resource utilization.

         (c) Business Manager shall commit reasonable resources to pursue, negotiate and maintain managed care contracts on behalf of Physician Group. Business Manager shall advise Physician Group with respect to the economic impact of any such managed care contract.

         (d) Business Manager shall assist the Physician Group in obtaining the malpractice insurance required by Section 4.7 of this Agreement.

                                  ARTICLE IV.
           COVENANTS AND RESPONSIBILITIES CONCERNING PHYSICIAN GROUP

         Section 4.1 Organization and Operation. Physician Group, as a continuing condition of Business Manager's obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Medical Services in a manner consistent with all Legal Requirements. Physician Group shall operate and maintain a full time practice of medicine specializing in the provision of emergency department services, and for the first five (5) years of the Term of this Agreement, Physician Group shall maintain and enforce agreements in the form of Exhibit 4.1 with the equity owners of Physician Group specified in Exhibit 4.1A. Physician Group shall not amend the agreements or waive any rights thereunder without the prior approval of Business Manager. Recognizing that Business Manager would not have entered into this Agreement but for Physician Group's covenant to maintain such agreements with its original members, on or before three (3) days after receipt thereof, Physician Group shall pay to Business Manager, in addition to the Management Fee, any damages, compensation, payment, or settlement received by Physician Group from a Physician who terminates his or her agreement without cause or whose agreement is terminated by Physician Group for cause. Such payment shall constitute liquidated damages of Business Manager for Physician Group's breach of the covenant contained in this Section 4.1.

         Section 4.2      Physician Group Personnel.

         (a) Physician Personnel. Physician Group shall retain that number of Physicians, sufficient in the discretion of the Policy Board as are reasonably necessary and appropriate for the provision of Medical Services pursuant to the Medical Contracts, each of whom shall be bound by and subject to applicable provisions of this Agreement. Each Physician retained by Physician Group shall hold and maintain a valid and unrestricted license to practice medicine in the State. Physician Group shall enter into and maintain with each such retained Physician a written agreement substantially in the form of either Exhibit 4.1 for equity owners of Physician Group as specified in
Exhibit 4.1A or Exhibit 4.2(a) for non-equity owners. Physician Group shall be responsible for paying the compensation, and benefits as applicable, for all Physicians and any other physician personnel or other contracted or affiliated physicians, and for withholding, as required by any Legal Requirements. Business Manager may, on behalf of Physician Group, establish and administer the compensation with respect to such individuals in accordance with the written agreement between Physician Group and each Physician. Business Manager shall neither control nor direct any Physician in the performance of Medial Services for patients.

         (b) Non-physician Health Care Personnel. All physician assistants and nurse practitioners who provide patient care services shall be employed by or retained by Physician Group and shall be under Physician Group's control, supervision and direction in the performance of or in connection with Medical Services for patients. Physician Group shall be responsible for paying the compensation, and benefits as applicable of all physician assistants and nurse practitioners employed by any Physician Group, and for withholding as required by any Legal Requirements.

         Section 4.3 Professional Standards. As a continuing condition of Business Manager's obligations hereunder, each Physician and any other physician personnel retained by Physician Group to provide Medical Services must (i) have and maintain a valid and unrestricted license to practice medicine in the State and (ii) comply with, be controlled and governed by and otherwise provide Medical Services in accordance with all

Legal Requirements, and the ethics and standard of care of the medical community wherein the Medical Services are performed, and (iii) obtain and retain appropriate medical staff membership with appropriate clinical privileges at any hospital or health care facility at which Medical Services are to be provided. Procurement of temporary staff privileges pending the completion of the medical staff approval process shall satisfy this provision, provided the Physician actively pursues full appointment and actually receives full appointment within a reasonable time.

         Section 4.4 Medical Services. Physician Group shall ensure that Physicians and non-physician health care personnel are available as necessary to provide Medical Services to patients. In the event that Physicians employed by Physician Group are not available to provide Medical Services coverage, Physician Group shall engage and retain locum tenens coverage. Physicians retained on a locum tenens basis shall meet all of the requirements of Section 4.3, and cost of providing locum tenens coverage shall be a Physician Group Expense. With the assistance of the Business Manager, Physician Group and the Physicians shall be responsible for scheduling Physician and non-physician health care personnel coverage of all medical procedures. Physician Group shall cause all Physicians to exert reasonable efforts to develop and promote Physician Group in such a manner as to ensure that Physician Group is able to serve the diverse needs of the community.

         Section 4.5 Exclusive Authority of the Physician Group. The Physician Group shall have exclusive authority to review and resolve issues relating to (i) the types and levels of Medical Services to be provided by the Physician Group; (ii) the recruitment of physicians to the Physician Group, including the specific qualifications and specialties of recruited physicians;
(iii) the performance of Medical Services under any contract or arrangement regarding the provision of Medical Services; and (iv) fee schedules of the Physician Group.

         Section 4.6 Peer Review and Quality Assurance. Physician Group shall adopt a peer review and quality assurance program to monitor and evaluate the quality and cost-effectiveness of Medical Services provided by physician personnel of Physician Group. Pursuant to such program, Physician Group shall designate a committee of Physicians to function as a medical peer review committee to review credentials of potential recruits, perform quality assurance functions, and otherwise resolve medical competence issues. The medical peer review committee shall function pursuant to formal written policies and procedures. Upon request of Physician Group, Business Manager shall provide administrative assistance to Physician Group in performing its peer review and quality assurance activities, but only if such assistance can be provided consistent with maintaining the confidentiality and non-discoverability of the processes and actions of the Peer Review and Quality Assurance process of Physician Group.

         Section 4.7 Physician Group's Insurance. With the advice and assistance of Business Manager, Physician Group shall obtain and maintain with commercial carriers reasonably acceptable to Business Manager appropriate worker's compensation coverage for Physician Group's employed personnel and professional and comprehensive general liability insurance covering physician Group and each of the Physicians. The comprehensive general liability coverage shall be in amounts customary for physician groups similarly situated and professional liability coverage shall be in a minimum amount of $1,000,000 for each occurrence and $3,000,000 in the aggregate. The insurance policy or policies shall provide for at least thirty (30) days advance written notice to Business Manager from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any reason. Physician Group shall cause to be issued to Business Manager by such insurer or insurers a certificate reflecting such coverage. Upon the termination of this Agreement for any reason, Physician Group shall continue to carry professional liability insurance in the amounts specified herein for ten (10) years after termination, or if Physician Group dissolves or ceases to practice medicine, Physician Group shall obtain and maintain as a Physician Group Expense "tail" professional liability coverage, in the amounts specified in this Section for an extended reporting period of ten (10) years. Physician Group shall be responsible for paying all premiums for "tail" insurance coverage. In no event shall the professional liability insurance carrier be replaced or changed without the written consent of Business Manager.

         Section 4.8 Confidential and Proprietary Information. Physician Group will not disclose any Confidential Information of Business Manager without Business Manager's express written authorization, such Confidential Information will not be used in any way directly or indirectly detrimental to Business Manager, and Physician Group will keep such Confidential Information confidential and will ensure that its Affiliates and Representatives who have access to such Confidential Information comply with these non-disclosure obligations; provided, however, that Physician Group may disclose Confidential Information to those of its Affiliates and Representatives who need to know Confidential Information for the purposes of this Agreement, it being understood and agreed to by Physician Group that such Affiliates and Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by Physician Group not to disclose to any other person any Confidential Information. Physician Group agrees to be responsible for any breach of this Section by its Affiliates or Representatives. If Physician Group is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with Business Manager or its Affiliates or Representatives, Physician Group will (i) provide Business Manager with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Business Manager may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with Business Manager as to the advisability of Business Manager taking legally available action to resist or narrow such request. Physician Group further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder Physician Group is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning Business Manager to any tribunal or to stand liable for contempt or suffer other censure or penalty, Physician Group may disclose or produce such Confidential Information to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that Physician Group shall give Business Manager written notice of the Confidential Information to be so disclosed or produced as far in advance or its disclosure or production as is practicable and shall use reasonable efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

         Section 4.9 Non-competition. Physician Group hereby recognizes and acknowledges that Business Manager will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are the subject matter of this Agreement and that in the process of providing services under this Agreement, Physician Group will be privy to financial and Confidential Information, to which Physician Group would not otherwise be exposed. The parties also recognize that the services to be provided by Business Manager will be feasible only if Physician Group operates an active practice to which the Physicians associated with Physician Group devote their full time and attention. Physician Group agrees and acknowledges that the non-competition covenants described hereunder are necessary for the protection of Business Manager, and that Business Manager would not have entered into this Agreement without the following covenants.

         (a) During the Term, except for its obligations pursuant to this Agreement, Physician Group shall not establish, operate, or provide Medical Services at a medical office, clinic or other health care facility anywhere within the Practice Territory.

         (b) Physician Group covenants that, during the Term and for a period of five (5) years from the date this Agreement is terminated, other than if terminated by Physician Group for cause, it will not individually, or in concert, directly or indirectly, either on its own account or for any other person, solicit, induce, attempt to induce, interfere with, or endeavor to cause any party to a Medical Contract to modify, amend, terminate or otherwise alter the Medical Contract.

         (c) Except as specifically agreed to by Business Manager in writing, Physician Group covenants and agrees that during the Term and for a period of five (5) years from the date this Agreement is terminated, other than if terminated by Physician Group for cause, Physician Group shall not directly or indirectly own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity), manage, operate, control, lend funds to, lend its name to, or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or administrative services or products to third parties in competition with Business Manager, in the Practice Territory; and/or (ii) offering any type of service(s) or product(s) to third parties substantially similar to those offered by Business Manager to Physician Group in the Practice Territory. Notwithstanding the above restriction, nothing herein shall prohibit Physician Group or any of its members from providing management and administrative services to its or their own medical practices after the termination of this Agreement for any reason other than if terminated by Business Manager for cause, and nothing herein shall prohibit Physician Group or its members from contracting with a third party manager to provide administrative or management services for its or their medical practices after termination of this Agreement for any reason other than if terminated by Business Manager for cause as long as such relationship complies with the provisions of this Section 4.9(b).

         (d) The written agreements described in Section 4.1 shall contain covenants of the equity owners of Physician Group pursuant to which they shall agree not to compete with Physician Group within the Practice Territory for one
(1) year after termination of the such agreement.

         (e) Physician Group shall obtain and enforce formal written agreements from its non-equity owner Physicians in the form of Exhibit 4.2(a), pursuant to which they shall agree not to compete with Physician Group within the Practice Territory for one (1) year after termination of their respective agreements.

         (f) Physician Group understands and acknowledges that the foregoing provisions in Section 4.8 and Section 4.9 are designed to preserve the goodwill of Business Manager and the goodwill of the individual Physicians of Physician Group. Accordingly, if Physician Group breaches any obligation of
Section 4.8 or Section 4.9 in addition to any other remedies available under this Agreement, at law or in equity, Business Manager shall be entitled to enforce this Agreement by injunctive relief and by specific performance of this Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this paragraph shall limit Business Manager's right to recover any other damages to which it is entitled as result of Physician Group's breach of Section 4.8 or Section 4.9. If any provision of the covenants set forth in Section 4.8 or

Section 4.9 is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the covenant shall be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable.

         Section 4.10 Name, Trademark. Physician Group represents and warrants that Physician Group conducts its professional practice under the name of, and only under the name of "Emergency Physicians of Northern California, Inc." and that such name is duly registered, qualified, or licensed under the Legal Requirements of the State, and that, to Physician Group's knowledge, Physician Group is the sole and absolute owner of the name in the State. Physician Group covenants and promises that, without the prior written consent of the Business Manager, Physician Group will not:

         (a) take any action that is reasonably likely to result in the loss of registration, qualification or licensure of the name;

         (b) fail to take any reasonably necessary action that will maintain the registration, qualification or licensure current;

         (c) license, sell, give, or otherwise transfer the name or the right to use the name to any medical practice, physician, professional corporation, or any other entity; or

         (d) cease conducting the professional practice of Physician Group under the name.

         Section 4.11 Lease Assignment. Upon Business Manager's request, if Physician Group is the lessee of the Office, Physician Group shall assign the lease to Business Manager upon receipt of consent from the lessor. Physician Group shall use its best efforts to assist in obtaining the lessor's consent to the assignment. Upon request, Physician Group shall execute any instruments and shall take any acts that Business Manager may deem necessary to accomplish the assignment of the lease. If the lessor under such lease is an Affiliate or otherwise related to Physician Group, then Physician Group agrees that prior to any such assignment such lease shall be modified to reflect fair market rental and other terms and conditions reasonably satisfactory to Business Manager.

                                   ARTICLE V.
                             FINANCIAL ARRANGEMENT

         Section 5.1 Management Fee. On or before the tenth (10th) day of each calendar month during the Term, and at the expiration or sooner termination of this Agreement, the Business Manager shall be paid an amount equal to the Management Fee for the period from the commencement of the then current Operating Year to the end of the immediately preceding calendar month or the date of such expiration or sooner termination of this Agreement, as the case may be, less the aggregate amount of monthly payments theretofore paid in respect to the Management Fee for such Operating Year.

         Section 5.2 Year-End Adjustment to Management Fee. If for any Operating Year, the aggregate amount of the monthly payments of the Management Fee theretofore paid by Physician Group to Business Manager shall be more or less than the Management Fee payable for such Operating Year based upon the final determination of such Management Fee as reflected in the annual financial statements of the Physician Group prepared pursuant to Section 3.9 of this Agreement, then, by way of year-end adjustment, within fifteen (15) days after the delivery of such annual financial statement to the

Physician Group, Business Manager shall pay into the Physician Group Account the amount of any overpayment or withdraw from the Physician Group Account the amount of any underpayment.

         Section 5.3 Reasonable Value. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting Business Manager to share in Physician Group's fees for Medical Services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the equipment, contract analysis and support, other support services, purchasing, personnel, office space, management, administration, strategic management and other items and services furnished by Business Manager pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Business Manager. Physician Group and Business Manager recognize and acknowledge that:
(i) Business Manager's administrative expertise will contribute significant value to Physician Group's performance, (ii) Business Manager will incur substantial costs and business risks in arranging for Physician Group's use of the Office and in providing the equipment, support services, personnel, marketing, office space, management, administration, and other items and services that are the subject matter of this Agreement, and (iii) certain of such costs and expenses can vary to a considerable degree according to the extent of Physician Group's business and services. It is the intent of the parties that the Management Fee reasonably compensate Business Manager for the value to Physician Group of Business Manager's administrative expertise, given the considerable business risk to Business Manager in providing the items and services that are the subject of this Agreement.

         Section 5.4 Working Capital. To assist Physician Group in maintaining reasonable cash flow for the payment of Physician Group Expenses, Business Manager may lend funds to the Physician Group or purchase, with recourse to Physician Group for the amount of the purchase, all of any part of the accounts receivable of Physician Group arising during any previous month by transferring the consideration for the purchase into the Physician Group Account. The consideration for the purchase shall be an amount equal to the Net Revenue recorded for such previous month. Business Manager shall be entitled to offset any sums due Business Manager under this Agreement against the amount payable for the accounts receivable. Although Business Manager may purchase and thereby become the owner of the accounts receivable of Physician Group, in the event such purchase shall be ineffective for any reason, Physician Group has granted a security interest in such accounts receivable pursuant to Section 5.6 of this Agreement All collections in respect of such accounts receivable purchased by Business Manager shall be received by Business Manager as the agent of Physician Group and shall be endorsed to Business Manager and deposited in a bank account at a bank designated and owned by Business Manager. To the extent Physician Group comes into possession of any payments in respect of such accounts receivable, Physician Group shall direct such payments to Business Manager for deposit in bank accounts designated and owned by Business Manager. Any sums lent by Business Manager to Physician Group shall be secured by the security interest granted in Section 5.6 of the Agreement and shall bear interest as set forth in clause (f) in the definition of Office Expense in Article I of this Agreement.

         Section 5.5      Dispute Regarding Fees.

         (a) Any disputes regarding performance standards of the Business Manager shall be resolved to the extent possible by good faith negotiation. To that end, the parties agree that if Physician Group in good faith believes that Business Manager has failed to perform its obligations, Physician Group shall give Business Manager notice of the perceived failure. Business Manager and Physician Group shall then negotiate the dispute in good faith, and if an agreement is reached, the parties shall implement the resolution without further action.

         (b) If the parties cannot reach a resolution within a reasonable time, Physician Group shall, at its option, submit the dispute to mediation. Mediation shall be conducted in Dallas, Texas, in accordance with the rules of the National Health Lawyers Association Alternative Dispute Resolution Service, and if the amount in dispute is $25,000 or less, the mediation shall be binding.

         (c) If the amount in dispute is greater than $25,000, or if the mediation process fails to resolve the dispute, the dispute shall be submitted by either party to binding arbitration as provided for in Section 7.8 of this Agreement.

         Section 5.6 Security Interest. The Physician Group hereby grants to the Business Manager a security interest in all the Physician Group's accounts receivable which may be created during the Term, for medical or other services rendered by the Physician Group (the "Collateral"), to secure the payment of all monetary obligations of the Physician Group to the Business Manager arising under this Agreement. In the event of a default by Physician Group under any provision in this Agreement, the Business Manager may, with or without terminating this Agreement in accordance with Article VI, exercise all rights and remedies afforded a secured party with respect to the Collateral under the Uniform Commercial Code as enacted and in force in the State of Texas. The Physician Group agrees to execute all financing statements or other documents which may be necessary to perfect Business Manager's security interest hereunder.

         Section 5.7 Default Interest. If either party hereto should fail to pay the other party hereto any sum payable when due hereunder, then such defaulting party shall, without notice or demand, be liable to the non-defaulting party for the payment of all such sums due hereunder with interest thereon at the highest lawful rate permitted by applicable Legal Requirements. The terms and provisions of this Section shall survive the termination of this Agreement for any reason whatsoever and shall continue until all such amounts, together with interest thereon are paid in full.

                                  ARTICLE VI.
                              TERM AND TERMINATION

         Section 6.1 Initial and Renewal Term. The Term of this Agreement will be for an initial period of forty (40) years after the Effective Date, and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither Business Manager nor Physician Group shall have given notice of termination of this Agreement at least one hundred twenty (120) days before the end of the initial term or any renewal term, or unless otherwise terminated as provided in Section 6.2 of this Agreement.

         Section 6.2      Termination.

         (a) Termination By Business Manager for Cause. Business Manager may terminate this Agreement upon the occurrence of any one of the following events ("Physician Group Default") which shall be deemed to be "for cause":

              (i)     Physician Group's loss or suspension for more than ninety
                      (90) days of its Medicare or Medicaid provider number, or Physician Group's restriction from treating beneficiaries of the Medicare or Medicaid programs for more than ninety
                      (90) days;

              (ii) The revocation, suspension, cancellation or restriction of any Physician licensed to practice medicine within the State if, in the reasonable discretion of the Business Manager, Physician Group will not be financially viable after such revocation, suspension, cancellation or restriction;

              (iii) The dissolution of Physician Group or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors;

              (iv) Default by Physician Group in the performance of any of its duties or obligations hereunder, and such default continues for sixty (60) days after notice is given by Business Manager of such default, provided, however, that in the event such default is of a nature that it cannot, with due diligence, be cured within sixty (60) days, it shall not constitute a Physician Group Default, as hereinafter defined, so long as Physician Group begins to cure such default within sixty (60) days and thereafter diligently pursues such cure to completion;

              (v) Business Manager and Physician Group are unable to reach an agreement on a new service agreement or basis for compensation after the occurrence of an event described in Section 6.2(e).

         (b) Termination by Business Manager Without Cause. Business Manager may terminate this Agreement at any such time or from time to time without cause upon ninety (90) days written notice from Business Manager to Physician Group.

         (c) Termination By Physician Group. Physician Group may terminate this Agreement, which shall be deemed to be "for cause", upon at least sixty
(60) days notice in the event that Business Manager defaults in the performance of any of its material obligations hereunder and such default continues for at least sixty (60) days after Business Manager receives notice of such default; provided, however, that in the event that such default is of a nature that it cannot, with due diligence, be cured within sixty (60) days, it shall not constitute a Business Manager Default so long as Business Manager begins to cure such default within sixty (60) days and thereafter diligently pursues such cure to completion. The occurrence of the foregoing is herein called "Business Manager Default". Termination by Physician Group hereunder shall require the affirmative vote of 100% of the outstanding equity ownership interests in Physician Group entitled to vote.

         (d) Termination by Agreement. In the event Physician Group and Business Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

         (e) Legislative, Regulatory or Administrative Change. In the event there shall be a change in the Medicare or Medicaid statutes or any other Legal Requirements or the adoption of new federal or state legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with all Legal Requirements, or policy and that approximates as closely as possible the economic position of the parties prior to the change. If the parties are unable to reach a new agreement within a reasonable time, then either party may submit the issue to arbitration pursuant to Section 7.8 for the purpose of reaching an alternative arrangement that is equitable under the circumstances.

         Section 6.3 Effects of Termination. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee relating to services provided prior to the termination of this Agreement, (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, indemnities and non-competition provisions, which provisions shall survive the expiration or termination of this Agreement; (iii) the obligation of Physician Group to pay to Business Manager all sums advanced or lent to Physician Group by Business Manager pursuant to Section 5.4 of this Agreement, which obligations shall be due and payable upon termination of this Agreement; and (iv) the obligations of Physician Group described in Section 6.4. In effectuating the provisions of this Section 6.3, Physician Group specifically acknowledges and agrees that Business Manager shall continue to collect and receive on behalf of Physician Group all cash collections from accounts receivable in existence at the time this Agreement is terminated, it being understood that Business Manager has a security interest in such accounts as provided in Section 5.6 of this Agreement and that such cash collections will represent, in part, compensation to Business Manager for management services already rendered and compensation on accounts receivable purchased by Business Manager. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Business Manager shall surrender to Physician Group all books and records pertaining to Physician Group's medical practice.

         Section 6.4 Repurchase Obligation. Upon termination of this Agreement by Business Manager as a result of Physician Group Default, Physician Group shall:

         (a) Purchase from Business Manager at book value the intangible assets, deferred charges, and all other amounts on the books of the Business Manager relating to this Agreement and the acquisition consummated pursuant to that certain Stock Purchase Agreement of even date herewith by and between Business Manager and the Stockholders of AEP Management Services, Inc., and Doctors Billing Service, Inc., including amounts, if any, for the covenants described in Section 4.9 above, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of the intangible assets, deferred charges, or covenants;

         (b) Purchase from Business Manager any real estate owned by Business Manager and used as an Office at the greater of the appraised fair market value thereof or the then book value thereof. In the event of any repurchase of real property, the appraised value shall be determined by Business Manager and Physician Group, each selecting a duly qualified appraiser, who in turn will agree on a third appraiser. The third appraiser shall perform the appraisal which shall be binding on both parties. In the event either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third party appraiser;

         (c) Purchase at book value all improvements, additions, or leasehold improvements that have been made by Business Manager at any Office and that relate solely to the performance of Business Manager's obligations under this Agreement;

         (d) Assume all debt, and all contracts, payables, and leases that are obligations of Business Manager and that relate principally to the performance of Business Manager's obligations under this Agreement or the properties leased or subleased by Business Manager; and

         (e) Purchase from Business Manager at book value all of the equipment owned by the Business Manager pursuant to this Agreement, including all replacements and additions thereto made by Business Manager pursuant to the performance of its obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles, set forth on the books of the Business Manager as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments of assets shown on the books of the Business Manager. Physician Group acknowledges that certain assets listed above have been or may be pledged as collateral for loans made by Business Manager.

         Section 6.5 Repurchase Option. Upon termination of this Agreement pursuant to Section 6.2(b), or Section 6.2(c) Physician Group shall be released from the restrictive covenants in Section 4.9 and shall have the option but not the obligation to do all or none of the following:

         (a) Purchase from Business Manager any real estate owned by Business Manager and used as an Office at the greater of the appraised fair market value thereof or the then book value thereof. In the event of any repurchase of real property, the appraised value shall be determined by Business Manager and Physician Group, each selecting a duly qualified appraiser, who in turn will agree on a third appraiser. The third appraiser shall perform the appraisal which shall be binding on both parties. In the event either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third party appraiser;

         (b) Purchase at book value all improvements, additions, or leasehold improvements that have been made by Business Manager at any Office and that relate solely to the performance of Business Manager's obligations under this Agreement;

         (c) Assume all debt, and all contracts, payables, and leases that are obligations of Business Manager and that related principally to the performance of Business Manager's obligations under this Agreement or the properties leased or subleased by Business Manager; and

         (d) Purchase from Business Manager at book value all of the equipment owned by Business Manager pursuant to this Agreement, including all replacements and additions thereto made by Business Manager pursuant to the performance of its obligations under this Agreement, and all other tangible assets, including inventory and supplies, set forth on the books of the Business Manager as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments of assets shown on the books of the Business Manager.

Physician Group shall provide notice to Business Manager of its intent to exercise the option above described at the same time that Physician Group provides notice to Business Manager of Physician Group's election to terminate this Agreement for cause. Physician

Group acknowledges that certain assets listed above have been or may be pledged as collateral for loans made to Business Manager.

         Section 6.6 Closing of Repurchase. If Physician Group purchases the assets pursuant to Section 6.4 or 6.5, Physician Group shall pay cash for the repurchased assets. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Business Manager, if any, assumed by Physician Group, which shall be offset against the purchase price. Physician Group and any Physician associated with Physician Group shall execute such documents as may be required to assume the liabilities set forth in Section 6.4(d) or Section 6.5(c) and to remove Business Manager from any liability with respect to such repurchased asset and with respect to any property leased or subleased by Business Manager. The closing date for the repurchase shall be determined by the parties, but shall in no event occur later than one hundred eighty (180) days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets if the assets are purchased, and all parties shall be released from any restrictive covenants provided for in Section 3.15 or Section 4.9 on the closing date. If Physician Group chooses not to purchase the assets pursuant to Section 6.5, the termination shall be effective as of the notice date given by Physician Group under Section 6.2(b), at which time the parties shall be released from the restrictive covenants in Section 3.15 and Section 4.9. From and after any termination, each party shall provide the other party with reasonable access of the books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations that may be required of it.

                                  ARTICLE VII.
                                 MISCELLANEOUS

         Section 7.1 Physician Group Indemnification. (a) The Physician Group hereby agrees to indemnify, defend, and hold harmless the Business Manager, and each of the Business Manager's officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys' fees), arising directly or indirectly, in whole or in part, out of any matter related to any breach by the Physician Group of this Agreement including but not limited to the negligence of the Physician Group or any acts or omissions by the Physician Group in its performance of this Agreement, excluding the professional acts or omissions of the Physician Group to the extent that such is not paid or covered by the proceeds of insurance. The provisions of this Section 7.1 shall survive termination or expiration of this Agreement. The Physician Group shall immediately notify the Business Manager of any lawsuits or actions, or any threat thereof, that may become known to the Physician Group that might adversely affect any interest of the Physician Group or the Business Manager whatsoever.

         (b) The indemnity set forth herein shall be deemed to include an obligation and on the part of the indemnifying party to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at the indemnifying party's cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section all at indemnifying party's cost.

         Section 7.2 Business Manager Indemnification. (a) The Business Manager hereby agrees to indemnify, defend and hold harmless the Physician Group, and each of the Physician Group's officers, managers, members, agents and employees, from and





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against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys' fees), arising directly or indirectly, in whole or in part, out of any matter related to any breach by Business Manager of this Agreement or any acts or omissions by Business Manager in its performance of this Agreement, including but not limited to the negligence of the Business Manager or any acts or omissions of the Business Manager, to the extent that such is not paid or covered by the proceeds of insurance. The provisions of this Section 7.2 shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, the Business Manager shall not indemnify the Physician Group for the acts, or failure to act, by personnel who perform services under the direct supervision or control of any Physician. The
Business Manager shall immediately notify the Physician Group of any lawsuits or actions, or any threat thereof, that may become known to the Business
Manager that might adversely affect any interest of the Business Manager or the Physician Group whatsoever.

         (b) The indemnity set forth herein shall be deemed to include an obligation on the part of the indemnifying party to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at the indemnifying party's cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section all at indemnifying party's cost.

         Section 7.3 Administrative Services Only. Nothing in this Agreement is intended or shall be construed to allow Business Manager to exercise control or direction over the manner or method by which Physician Group or its Physicians perform Medical Services or other professional health care services. The rendition of all Medical Services, including, but not limited to the prescription or administration of medicine and drugs shall be the sole responsibility of Physician Group and its Physicians, and Business Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Agreement shall be construed to permit Business Manager to engage in the practice of medicine, it being the sole intention of the parties hereto that the services to be rendered to Physician Group by Business Manager are solely for the purpose of providing non-medical management and administrative services to Physician Group so as to enable Physician Group to devote its full time and energies to the professional conduct of its medical practice and provision of Medical Services to its patients and not to administration, or practice management.

         Section 7.4 Status of Contractor. It is expressly acknowledged that the parties hereto are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, or joint venture relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement. Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.





                                       24
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         Section 7.5      Notices.  Any notice, demand, or communication
required, permitted, or desired to be given hereunder shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

     Physician Group:          Emergency Physicians of Northern California, Inc.
                               1717 Main Street
                               Suite 5200
                               Dallas, Texas 75201
                               Attention:  Mr. William F. Miller, III

     with a copy to:           Stephen C. Johnson, Esq.,
                               Gibson, Dunn & Crutcher LLP
                               1717 Main Street
                               Suite 5400
                               Dallas, Texas 75201

     Business Manager:         EmCare, Inc.
                               1717 Main Street
                               Suite 5200
                               Dallas, Texas 75201
                               Attention:  Mr. William F. Miller, III

     with a copy to:           Stephen C. Johnson, Esq.,
                               Gibson, Dunn & Crutcher LLP
                               1717 Main Street
                               Suite 5400
                               Dallas, Texas 75201

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate.

         Section 7.6 Governing Law. This Agreement shall be governed by the laws of the State of Texas applicable to agreements to be performed wholly within the state. Texas law was chosen by the parties after negotiation to govern interpretation of this Agreement because the principal offices of Business Manager are located in Dallas County, Texas.

         Section 7.7 Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that Physician Group may not assign this Agreement without the prior written consent of Business Manager, which consent may be withheld. The sale, transfer, pledge, or assignment of any of the equity ownership interests held by any equity owner of Physician Group or the issuance by Physician Group of voting equity interests to any other person, or any combination of such transactions within a period of one (1) year, such that the existing equity owners of Physician Group fail to maintain a majority of the voting interests in Physician Group shall be deemed an attempted assignment by Physician Group, and shall be null and void unless consented to in writing by Business Manager prior to any such transfer or issuance. Any breach of its provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such breach, Business Manager may terminate this Agreement upon twenty-four (24) hours notice to Physician Group. The parties agree that Business Manager may transfer its rights and





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obligations under this Agreement to any Affiliate of Business Manager for performance of this Agreement. In addition, Business Manager or the transferee shall have the right to (i) assign its rights and obligations hereunder to any third party and (ii) collaterally assign its interest in this Agreement and its right to collect Management Fees hereunder to any financial institution or other third party without the consent of Physician Group.

         Section 7.8 Arbitration. The parties shall use good faith negotiation to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the breach of this Agreement. Any matter not resolved by negotiation shall be submitted to binding arbitration pursuant to this Section; provided however, that the terms and provisions of this Section shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any non-competition or confidentiality covenant in this Agreement or in any employment or other agreement with any Physician or (ii) any duty, obligation, covenant, representation or warranty set forth in this Agreement, the breach of which may cause irreparable harm or damage.

         (a) Arbitrators. In the event any claim or claims is brought by Business Manager or Physician Group, or there is any other claim, controversy, dispute or disagreement arising out of or relating to this Agreement, and the parties are unable to resolve such claim, controversy, dispute or disagreement within thirty (30) days after notice is first delivered pursuant to the other party, the parties agree to each select one arbitrator to hear and decide all such claims under this Section 7.8. The two arbitrators so chosen shall then select a third arbitrator who is experienced in the matter or action that is subject to such arbitration. If such matter or action involves health care issues, then the third arbitrator shall have such qualifications as would satisfy the requirements of the National Health Lawyers Association Alternative Dispute Resolution Service. Each of the arbitrators chosen shall be impartial and independent of all parties to this Agreement. If either of the parties fails to select an arbitrator within twenty days after the end of such thirty-day period, or if the arbitrators chosen fail to select a third arbitrator within twenty days, then any party may in writing request the judge of the United States District Court for the Northern District of Texas senior in term of service to appoint the arbitrator or arbitrators and, subject to this Section 7.8, such arbitrators shall hear all arbitration matters arising under this Section 7.8.

         (b) Applicable Rules. Each arbitration hearing shall be held at a place in Dallas, Texas acceptable to a majority of the arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section. The decision of a majority of the arbitrators shall be reduced to writing and shall be binding on the parties. Judgment upon the award(s) rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be shared equally by the parties to the hearing. The arbitration shall commence within ten (10) days after the arbitrators are selected in accordance with the provisions of this Section 7.8. In fulfilling their duties with respect to determining the amount of any loss or claim, the arbitrators may consider such matters as, in the opinion of the arbitrators, are necessary or helpful to make a proper valuation. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not add any interest factor reflecting the time value of money to the amount of any loss and shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or such senior judge (or such judge's successor) shall select a replacement arbitrator. The procedure set forth in this





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Section 7.8 for selecting the arbitrators shall be followed from time to time as necessary. As to any determination of the amount of any loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed loss or such resolution shall be instituted by any of the parties to this Agreement, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Texas and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law.

         Section 7.9 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         Section 7.10 Enforcement. In the event either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

         Section 7.11 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

         Section 7.12 Additional Assurances. Except as may be herein specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

         Section 7.13 Consents, Approvals, and Exercise of Discretion. Whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, and except where specifically set forth herein to the contrary, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

         Section 7.14 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

         Section 7.15 Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and





                                       27
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enforceable to the fullest extent permitted by law.  To the extent this
Agreement is in violation of applicable Legal Requirements, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to all Legal Requirements.

         Section 7.16 Divisions and Headings. The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 7.17 Amendments and Agreement Execution. This Agreement and amendments hereto shall be in writing and may be executed in multiple copies. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         Section 7.18 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.


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         IN WITNESS WHEREOF, Physician Group and Business Manager have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

PHYSICIAN GROUP:                       EMERGENCY PHYSICIANS OF NORTHERN
                                       CALIFORNIA, INC., a professional medical corporation

                                       By: /s/ ROBERT V. VIOLANTE, M.D.
                                          -------------------------------------
                                       Name:   Robert V. Violante, M.D.
                                            -----------------------------------
                                       Title:  President
                                             ----------------------------------

BUSINESS MANAGER:                      EMCARE, INC., a Delaware corporation

                                       By: /s/ WILLIAM F. MILLER, III
                                          -------------------------------------
                                       Name:   William F. Miller, III
                                            -----------------------------------
                                       Title:  President
                                             ----------------------------------







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